Explanation of Responses

(2) Consists of 18,491,809 ordinary shares held by TMG Holdings Cooperatief U.A., or TMG, a Dutch cooperatief.
TMG is wholly owned by Warburg Pincus Bermuda Private
Equity IX, L.P., a Bermuda limited partnership, or WP Bermuda
IX, and WP Bermuda IX PE One Ltd., a Bermuda company, or WPIX
PE One. The general partner of WP Bermuda IX is Warburg Pincus Bermuda Private Equity Ltd., a Bermuda company, or WP Bermuda Ltd. Each of WP Bermuda IX, WPIX PE One and WP Bermuda Ltd. is managed by Warburg Pincus LLC, a New York limited liability company, or WP LLC, and together with WP Bermuda IX, WPIX PE One, WP Bermuda Ltd. and WP, as defined below, the Warburg Pincus Entities. Charles R. Kaye and Joseph P. Landy are the Managing General Partners of Warburg Pincus & Co., a New York general partnership, or WP, and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the ordinary shares referenced above. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, Mr. Kaye, Mr. Landy and the Warburg Pincus Entities may be deemed to be the beneficial owners of ordinary shares held by TMG. Each of Mr. Kaye, Mr. Landy and the Warburg Pincus Entities disclaims beneficial ownership of the ordinary shares referenced above except to the extent of any pecuniary interest therein.

Ms. Weatherman is a Partner of WP and a Member and a Managing Director of WP LLC. All shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus Entities. Ms. Weatherman disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. This Form 4 shall not be deemed an admission that Ms. Weatherman or any other person referred to herein is a beneficial owner of any securities for purposes of Section 16 of the Exchange Act or for any other purpose.